EXHIBIT 12.1
                                                                    ------------

                          Leucadia National Corporation
                     Ratio of Earnings to Fixed Charges (a)

[PART 1 OF 2]

                                                                        Three Months
                                                                       Ended March 31,
                                                          -----------------------------------------
                                                                  2007                2006
                                                          -----------------------------------------
                                                                    (Dollars in thousands)
Income from continuing operations before cumulative
effect of a change in accounting principles                             $7,861             $82,589

Add (deduct):
 Income taxes                                                            5,794              51,335
 Fixed charges per below                                                21,132              19,227
 Equity in (income) losses of associated companies                     (22,451)            (22,385)
 Distributed income from equity investees                               26,866              40,248
                                                          -----------------------------------------
   Income, as adjusted                                                 $39,202            $171,014
                                                          =========================================



Fixed charges:
 Interest on debt                                                      $20,076             $17,790
 Minority interest of trust preferred securities                             0                   0
 Amortization of debt expense and premium                                  551                 604
 Portion of rent representative of the interest factor                     505                 833
                                                          -----------------------------------------
   Total fixed charges                                                 $21,132             $19,227
                                                          =========================================


Ratio of earnings to fixed charges                                        1.86                8.89
                                                          =========================================

[PART 2 OF 2]

                                                                                   Year Ended December 31,
                                                          -------------------------------------------------------------------------
                                                             2006             2005            2004            2003          2002(b)
                                                          -------------------------------------------------------------------------
                                                                                     (Dollars in thousands)
Income from continuing operations before cumulative
effect of a change in accounting principles                $129,769       $1,220,340        $203,847        $102,642      $154,122

Add (deduct):
 Income taxes                                                64,107       (1,130,308)         (5,477)         34,188      (110,388)
 Fixed charges per below                                     86,665          126,653         128,759          53,582        44,464
 Equity in (income) losses of associated companies          (60,056)          44,403         (91,546)       (146,989)      (91,373)
 Distributed income from equity investees                    75,725           90,280          23,878          24,988        41,738
                                                          -------------------------------------------------------------------------
   Income, as adjusted                                     $296,210         $351,368        $259,461         $68,411       $38,563
                                                          =========================================================================



Fixed charges:
 Interest on debt                                           $80,713          $95,912         $97,169         $43,550       $33,547
 Minority interest of trust preferred securities                  0                0               0           4,248         8,495
 Amortization of debt expense and premium                     2,871            4,064           2,999           1,120           688
 Portion of rent representative of the interest factor        3,081           26,677          28,591           4,664         1,734
                                                          -------------------------------------------------------------------------
   Total fixed charges                                      $86,665         $126,653        $128,759         $53,582       $44,464
                                                          =========================================================================


Ratio of earnings to fixed charges                             3.42             2.77            2.02            1.28         N/A
                                                          =========================================================================


Notes:
(a) For purposes of computing these ratios, earnings represented consolidated pre-tax income from continuing operations before cumulative effect of a change in accounting principles and equity in undistributed earnings or loss of associated companies, plus "fixed charges." Fixed charges included all interest expense, the portion of net rental expense representative of the interest factor and amortization of debt expense. Fixed charges include amounts related to continuing and discontinued operations.

(b) For the year ended December 31, 2002 "fixed charges" exceeded earnings by $5,900,000.